UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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hhgregg, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HHGREGG, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AUGUST 5, 2009

You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of hhgregg, Inc. (the “Company”), to be held at 2:00 p.m., local time, on August 5, 2009, at the Company’s principal executive offices, 4151 E. 96th Street, Indianapolis, IN, 46240. The Annual Meeting is being held for the following purposes:

(1)	To elect a Board of nine directors;

(2)	To ratify the action of the Company’s Audit Committee in appointing KPMG LLP as our independent registered public accounting firm of the Company for the fiscal year ending March 31, 2010; and

(3)	To transact other business that is properly introduced at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The Board of Directors has set the close of business on June 15, 2009, as the record date for the determination of stockholders who will be entitled to notice of and voting rights at the Annual Meeting (the “Record Date”). The list of stockholders entitled to vote at the Annual Meeting will be available for inspection, as required by the Company’s Bylaws, at the Company’s offices, 4151 E. 96th Street, Indianapolis, IN, 46240, at least ten days before the Annual Meeting.

By Order of the Board of Directors,

/s/ Jeremy J. Aguilar

Jeremy J. Aguilar

Interim Chief Financial Officer and Corporate Secretary

Indianapolis, IN

June 25, 2009

HHGREGG, INC.

PROXY STATEMENT

i

HHGREGG, INC.

4151 E. 96th Street

Indianapolis, IN 46240

PROXY STATEMENT

GENERAL INFORMATION

Important Notice Regarding Availability of Proxy Materials for Stockholder Meeting to be Held on August 5, 2009.

This Proxy Statement and our Annual Report on Form 10-K, or the Annual Report, for the year ended March 31, 2009 are available to stockholders on our website at www.hhgregg.com.

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of hhgregg, Inc. (which we refer to herein as hhgregg, the Company, we, us, or our) of proxies to be voted at our 2009 annual meeting of stockholders (or the Annual Meeting) and at any adjournment or postponement of the Annual Meeting. This Proxy Statement was sent to anyone who owned shares of our common stock as of the close of business on June 15, 2009, or the Record Date. The Annual Meeting will be held at our headquarters, located at 4151 E. 96th Street, Indianapolis, IN 46240, on August 5, 2009, at 2:00 p.m., local time. These proxy materials are being mailed to our stockholders on or about June 25, 2009.

What happens at the Annual Meeting?

At the Annual Meeting, our stockholders will vote on the matters described in this Proxy Statement.

What is a “proxy?”

A proxy is your legal designation giving another person permission to vote the stock you own. The person you designate is called your “proxy,” and the document that designates someone as your proxy is called a “proxy” or “proxy card.” A proxy card is included with this Proxy Statement. When you sign the proxy card, you designate Jerry W. Throgmartin and Dennis L. May as your proxies at our Annual Meeting.

Who is paying for this Proxy Statement and the solicitation of my proxy, and how are proxies solicited?

We will pay the entire cost of soliciting proxies for the Annual Meeting. Our directors, officers and employees may solicit proxies personally or by mail, telephone or other means of communication. In addition, brokerage firms, banks and other custodians, nominees and fiduciaries will send copies of these proxy materials to the beneficial owners of the stock held by them. We will reimburse these institutions for the reasonable costs they incur to do so. Though we do not plan to do so now, we may later decide to retain a professional proxy solicitation service. The cost of that service would be paid by hhgregg.

Who is entitled to vote?

Only the record holders of our common stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. The list of stockholders entitled to vote at the Annual Meeting will be available for inspection, as required by our Bylaws, at our corporate offices, located at 4151 E. 96th Street, Indianapolis, IN 46240, at least ten days before the Annual Meeting.

How many votes do I have?

For each matter to be voted upon, you have one vote for each share of common stock you owned as of the Record Date. On the Record Date, 32,895,296 shares of our common stock were outstanding. You do not have cumulative voting rights.

What is a “stockholder of record?”

If your shares are registered in your name with our transfer agent, National City Bank, then you are considered the stockholder of record for those shares. We send proxy materials directly to all stockholders of record.

If your shares are held through a stock broker, bank or other nominee, you are considered the beneficial owner of those shares, even though you are not the stockholder of record. In that case, these proxy materials have been forwarded to you by your stock broker, bank or other nominee (who is actually considered the stockholder of record). As the beneficial owner of shares of our common stock, you have the right to tell your broker, bank or other nominee how to vote using the proxy materials. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the stockholder of record.

What am I voting on?

You will be voting on:

1.	The election of the nine nominees named in this Proxy Statement to the Board of Directors (Proposal No. 1); and

2.	The proposal to ratify the action of our Audit Committee in appointing KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010 (Proposal No. 2).

The Board of Directors recommends that the stockholders vote FOR each Proposal. Unless you indicate otherwise on your proxy card, your proxies will be voted in favor of each Proposal.

How can I vote my shares in person at the Annual Meeting?

All stockholders of record may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you hold your shares through a bank, broker or other nominee, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of elections with your ballot to be able to vote in person at the Annual Meeting.

Can I change or revoke my vote after returning my proxy card?

Any stockholder giving a proxy can revoke it any time before it is exercised by (i) delivering written notice of revocation to the Corporate Secretary of hhgregg at 4151 E. 96th Street, Indianapolis, IN 46240; (ii) timely delivering a valid, later-dated proxy or a later-dated vote by telephone or via the Internet; or (iii) attending the Annual Meeting and voting in person. If you respond to this solicitation with a valid proxy and do not revoke it before it is exercised, it will be voted as you specified in the proxy.

How many votes must be present to hold the Annual Meeting?

A majority of the shares of our common stock outstanding on the Record Date must be present, either in person or by proxy, for a quorum at the Annual Meeting. On the Record Date, 32,895,296 shares of our common stock were outstanding. See “How will abstentions and broker non-votes be treated?” in this Proxy Statement for more information.

How many votes are necessary to approve each proposal?

Proposal No. 1: Our directors are elected by a plurality of the votes of shares present at the Annual Meeting, either in person or by proxy. This means that the candidate who receives the most votes for a particular slot will be elected for that slot, whether or not the votes for that candidate represent a majority.

Proposal No. 2: The ratification of the appointment of KPMG, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010 requires the affirmative vote of a majority of shares present at the Annual Meeting, either in person or by proxy, and entitled to vote at that meeting.

What is a “broker non-vote”?

If your shares are held in “street name” by a broker, your broker is the stockholder of record; however, the broker is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, the broker may exercise discretionary voting power to vote your shares with respect to “routine matters,” but not “non-routine” items. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Proposal No. 1 and Proposal No. 2 are “routine matters.”

How will abstentions and broker non-votes be treated?

Abstentions will be counted for the purpose of determining the existence of a quorum and will have the same effect as a negative vote on matters other than the election of directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a director. If a nominee holding shares for a beneficial owner indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter or otherwise does not vote such shares, including, for example, in the case of a broker non-vote, those shares will not be considered present and entitled to vote with respect to that matter, but will be counted for the purpose of determining the existence of a quorum.

Who will count the votes?

An automated system administered by National City Bank Shareholder Services. will tabulate votes cast by proxy at the Annual Meeting. A representative of hhgregg will be appointed to act as the inspector of elections and tabulate votes cast in person at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. Additionally, we will publish voting results in our fiscal 2010 second quarter Form 10-Q Report to be filed with the Securities and Exchange Commission, or the SEC.

Do you provide electronic access to the hhgregg Proxy Statement and annual report?

Yes. You may obtain copies of this Proxy Statement and our Annual Report for the year ended March 31, 2009 by visiting www.hhgregg.com and clicking the “Investor Relations” link. Once you are in the Investor Relations section of our website, click the “SEC Filings” link. You may also obtain a copy of our Annual Report (without exhibits), without charge, by sending a written request to: Investor Relations at hhgregg, Inc., 4151 E. 96th Street, Indianapolis, IN, 46240. We will provide copies of the exhibits to the Annual Report upon receipt of a request addressed to Investor Relations and payment of a reasonable fee.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting, Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you received a householded mailing this year and you would like an additional copy of this Proxy Statement or our Annual Report mailed to you, we will deliver a copy promptly upon your request to: Investor Relations at hhgregg, Inc., 4151 E. 96th Street, Indianapolis, IN, 46240 or by calling (317) 848-8710 and asking for Investor Relations. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Notice of Annual Meeting, Proxy Statement and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, National City Bank, Dept 5352, Shareholder Services, P.O. Box 92301, Cleveland, OH 44193-0900, telephone: (800) 622-6757.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, nine directors are to be elected to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. The number of directors is established by our Board of Directors pursuant to our Bylaws and is currently set at nine. Our Board of Directors has nominated Mr. Jerry W. Throgmartin, Mr. Dennis L. May, Mr. Lawrence P. Castellani, Mr. Benjamin D. Geiger, Mr. John M. Roth, Mr. Charles P. Rullman, Mr. Michael L. Smith, Mr. Peter M. Starrett and Mr. Darell E. Zink for election as directors. Votes cast pursuant to the enclosed proxy will be cast for the election of the nine nominees named below unless authority is withheld. All nominees are currently members of the Board of Directors. Each nominee has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected. If for any reason any nominee shall not be a candidate for election as a director at the Annual Meeting (an event that is not now anticipated), the enclosed proxy will be voted for such substitute, if any, as shall be designated by the Board of Directors.

Nominees for Election to our Board

The following information is furnished with respect to the nine nominees. The Board of Directors has determined that each of the nominees, other than Messrs. Throgmartin and May, are independent directors within the meaning of the New York Stock Exchange, or NYSE, listing standards and the rules and regulations of the SEC.

Jerry W. Throgmartin, 54, our Chairman and Chief Executive Officer and a Director, joined our company in 1975. He has served as our Chairman and Chief Executive Officer since January 2003 and as a Director since 1988. From 1999 to January 2003 he also served as our President. From 1988 to 1999 he served as our President and Chief Operating Officer. Other positions previously held by Mr. Throgmartin within our company include store manager, district manager, advertising director and Vice President of Store Operations. Effective immediately after the Annual Meeting, Mr. Throgmartin will resign as Chief Executive Officer and will continue with the Company as Executive Chairman.

Dennis L. May, 41, our President, Chief Operating Officer and a Director, joined us in January 1999. From 1999 to January 2003 he served as the Executive Vice President and Chief Operating Officer and was appointed President and Chief Operating Officer in January 2003. He became a Director in connection with our recapitalization in February 2005. Mr. May joined our company as part of the acquisition of certain store leases of Sun TV & Appliance, Inc., a retailer of consumer electronics and appliances, where he held the positions of Vice President of Marketing, Executive Vice President and Chief Operating Officer. Effective immediately after the Annual Meeting, Mr. May will become the President and Chief Executive Officer of the Company.

Lawrence P. Castellani, 63, became a Director in July 2005. From February 2003 to May 2005, Mr. Castellani served as the Chairman of Advance Auto Parts, Inc., a specialty retailer of auto parts, and served as its Chief Executive Officer from 2000 until May 2005. Mr. Castellani served as President and Chief Executive Officer of Ahold Support Services in Latin America (a division of Royal Ahold, a supermarket company) from 1998 to 2000, as Executive Vice President of Ahold USA from 1997 through 1998, and as President and Chief Executive Officer of Tops Friendly Markets, a grocery store chain, from 1991 through 1997.

Benjamin D. Geiger, 34, became a Director in connection with our recapitalization in February 2005. Mr. Geiger joined Freeman Spogli & Co., a private equity investment firm, in 1998 and became a partner in 2008. From 1996 to 1998, Mr. Geiger was employed by Merrill Lynch & Co. in the Mergers and Acquisitions Group.

John M. Roth, 50, became a Director in connection with our recapitalization in February 2005. Mr. Roth joined Freeman Spogli & Co., a private equity investment firm, in 1988 and became a partner in 1993. From 1984 to 1988, Mr. Roth was employed by Kidder, Peabody & Co. Incorporated in the Mergers and Acquisitions Group. Mr. Roth serves as a director on the Board of El Pollo Loco, Inc., a restaurant chain.

Charles P. Rullman, 61, has served as a Director since March 2005. Mr. Rullman joined Freeman Spogli & Co., a private equity investment firm, in 1995 as a partner. Mr. Rullman retired from his position at Freeman Spogli & Co., in December 2005. From 1992 to 1995, Mr. Rullman was a general partner of Westar Capital, a private equity investment firm specializing in middle market transactions. Prior to joining Westar Capital, Mr. Rullman spent 20 years at Bankers Trust Company, a banking conglomerate, and its affiliate, BT Securities Corporation, where he was a Managing Director and Partner.

Michael L. Smith, 60, became a Director in July 2005. Mr. Smith served as Executive Vice President and Chief Financial and Accounting Officer of Wellpoint, Inc., a health benefits company, from 2001 to January 2005. He served as Executive Vice President and Chief Financial Officer of Anthem, Inc., a health benefits company, from 1999 to 2001. From 1996 to 1998, Mr. Smith served as Chief Operating Officer and Chief Financial Officer of American Health Network, Inc., a former subsidiary of Anthem, Inc. He was Chairman, President and Chief Executive Officer of Mayflower Group, Inc., a transport company, from 1989 to 1995. He is a director of Kite Realty Group Trust, a REIT; Emergency Medical Services Corp., a provider of emergency medical services; and Vectren Corporation, a gas and electric utility.

Peter M. Starrett, 61, became a Director in connection with our recapitalization in February 2005 and served as Vice Chairman of our Board from February 2005 until April 2007. In 1998, Mr. Starrett founded Peter Starrett Associates, a retail advisory firm, and currently serves as its President. From 1990 to 1998, Mr. Starrett served as the President of Warner Bros. Studio Stores Worldwide, a specialty retailer. Previously, he held senior executive positions at both Federated Department Stores, a department store retailer, and May Department Stores, a department store retailer. Mr. Starrett serves on the boards of directors of Pacific Sunwear, Inc., a clothing retailer, and PETCO Animal Supplies, Inc., a retailer of pet food and supplies.

Darell E. Zink, 62, became a director in August 2007. Since October 2004, Mr. Zink has served as Chairman and Chief Executive Officer of Strategic Capital Partners, LLC, a real estate investment management firm. Prior to that, Mr. Zink served as Vice Chairman of Duke Realty Corporation, a real estate development and management company, from January 2004 to October 2004 and as Executive Vice President and Chief Financial Officer from October 1993 to December 2003. Prior to that, Mr. Zink was a general partner in the private company predecessor of Duke Realty Corporation from June 1982 to October 1993. Mr. Zink has served as Chief Executive Officer of HKZ Enterprises, a real estate development company, since September 2004. Presently, Mr. Zink serves as a director on the Board of Kite Realty Group Trust, a REIT.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR Proposal No. 1 to elect Mr. Throgmartin, Mr. May, Mr. Castellani, Mr. Geiger, Mr. Roth, Mr. Rullman, Mr. Smith, Mr. Starrett and Mr. Zink as directors for a one year term.

CORPORATE GOVERNANCE MATTERS AND

COMMITTEES OF THE BOARD OF DIRECTORS

Pursuant to our Bylaws, the Board of Directors has established four standing committees: the Audit, Compensation, Executive, and Nominating and Corporate Governance Committees. We require a majority of the Board members and all members of each of the Audit, Compensation and Nominating and Corporate Governance Committees to be independent, as defined by the NYSE listing standards and the rules and regulations of the SEC.

The Board has determined, after a review of the relationships between and among each of the directors, the Company and its officers, that Lawrence P. Castellani, Benjamin D. Geiger, John M. Roth, Charles P. Rullman, Michael L. Smith, Peter M. Starrett, and Darell E. Zink are independent, as defined by the NYSE listing standards, and that no material relationships exist between any such independent directors and hhgregg other than by virtue of their being directors and stockholders. In addition, the Board has determined that the members of each of the Audit, Compensation and Nominating and Corporate Governance Committees are independent under the NYSE listing standards for each such committee, and, with respect to the Audit Committee, Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

The Board of Directors met six times during fiscal 2009. The non-employee independent directors (as defined by the rules of the NYSE) met six times during the year in executive session without the presence of management directors or employees of the Company. All directors attended at least 75% of the Board meetings and meetings held by Committees of which they were members. Pursuant to Corporate Governance Guidelines adopted by the Board, Board members are expected to attend Board meetings on a regular basis and to attend the annual meeting of stockholders. All members of the Board attended the 2008 annual meeting of stockholders.

The Charters of the Audit, Compensation, Executive and Nominating and Corporate Governance Committees, our Corporate Governance Guidelines, and the Codes of Conduct applicable to our officers, directors and employees are available on our website at www.hhgregg.com under the “Investor Relations” link. Once you are in the “Investor Relations” section of our website, click the “Corporate Governance” link. These documents are also available in print to stockholders upon request.

The principal functions of each of our standing Board Committees, their members and the number of meetings held in fiscal 2009 are set forth below:

Committee Name and Members	Committee Functions	Number of Meetings in Fiscal 2009
Audit Smith(1) Rullman Zink	• Assist the Board of Directors in fulfilling its responsibilities with respect to oversight of: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence; and (iv) the performance of our internal audit function and independent auditors.	4

Compensation Castellani(1) Roth Starrett

•      Evaluate and recommend compensation for selected senior executive officers of hhgregg;

•      Set the compensation of the CEO and review his performance against set goals;

•      Administer our equity compensation plans;

•      Evaluate and review the structure of compensation and benefits for directors, officers and employees, including setting pre-tax earnings goals and approving the payment of annual incentive awards under our incentive compensation plans; and

•      Establish and communicate to the Board and to management hhgregg’s general compensation philosophy, as well as considerations for determining compensation for executive officers.

		3

Nominating/Corporate Governance Rullman(1) Roth Smith

•      Identify and recommend to the Board individuals to fill vacant Board positions and/or nominees for election as directors at the annual meeting of stockholders;

•      Review the structure, independence and composition of the Board and its Committees and the Committee charters and make recommendations to the Board;

•      Evaluate the performance of the Board and Committees and report findings to the Board;

•      Nominate for Board approval the Chairman, and make recommendations to the Board regarding their respective roles;

•      Review and make recommendations for amendments to our Code of Business Conduct and Ethics;

•      Recommend to the Board and oversee the implementation of sound corporate governance principles and practices; and

•      Develop and recommend to the Board procedures for a stockholder to send communications to the Board.

		1

Executive Throgmartin(1) Geiger Roth	• Make decisions and evaluate issues referred to the executive committee by the Board or the Chairman of the Board; and • May act with full authority on behalf of the full Board between meetings.	6

(1)	Chairman of the Committee.

Nominees for Election as Directors

The Nominating and Corporate Governance Committee is responsible for leading the search for and evaluating qualified individuals to become nominees for election as directors. The Nominating and Corporate Governance Committee also considers nominees for director proposed by stockholders. As provided in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee will seek Board candidates who possess and have exhibited integrity in business and personal affairs and whose professional experiences will assist the Board in performing its duties. The Nominating and Corporate Governance Committee has not established any specific, minimum qualifications for potential nominees. The Nominating and Corporate Governance Committee’s process for evaluating nominees for director will not differ based on whether the nominee is recommended by a stockholder. To recommend a prospective nominee for the Committee’s consideration, stockholders should submit the candidate’s name and qualifications in writing to our Corporate Secretary at the following address: hhgregg, Inc., Attention: Corporate Secretary, 4151 E. 96th Street, Indianapolis, IN, 46240. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating and Corporate Governance Committee will evaluate new candidates by performing background checks, reviewing qualifications for specific skills that must be possessed by one or more of the members of the Board, and considering the extent to which the member promotes diversity among directors. See “Stockholder Proposals” in this Proxy Statement for further information. Nominations must be delivered to the Secretary not less than 120 nor more than 150 days prior to the first anniversary the date the Company’s proxy statement is delivered to stockholders in connection with the preceding year’s annual meeting. The Nominating and Corporate Governance Committee will extend invitations on behalf of hhgregg to join the Board or to be nominated for election as a director.

Communication with the Board of Directors

Stockholders and other interested parties may communicate with the Board of Directors or the non-management directors as a group by sending correspondence addressed to the applicable party to: Board of Directors, hhgregg, Inc., 4151 E. 96 th Street, Indianapolis, IN, 46240. Pursuant to procedures approved by the independent members of the Board of Directors, all such correspondence related to the Board’s duties and responsibilities will be reviewed by our Corporate Secretary and forwarded to the Chairman of the Board. All such correspondence will be available to any of the directors upon request.

Report of the Audit Committee of the Board of Directors

During fiscal 2009, Michael L. Smith served as Chairman of the Audit Committee of the Board of Directors. The other members of the Audit Committee during fiscal 2009 were Charles P. Rullman and Darell E. Zink. The Board of Directors has determined that all members of the Audit Committee are independent and are financially literate as required by the NYSE listing standards, and that Mr. Smith and Mr. Zink are “audit committee financial experts,” as defined by SEC rules, and have accounting or related financial management expertise, as required by the NYSE’s listing requirements.

The Audit Committee has reviewed and discussed the audited financial statements of hhgregg for fiscal 2009 with hhgregg’s management. The Audit Committee has discussed with KPMG LLP, or KPMG, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Audit Committee has received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on the Audit Committee’s review and the discussions noted above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our fiscal 2009 Annual Report for filing with the SEC.

THE AUDIT COMMITTEE

Michael L. Smith (Chair)

Charles P. Rullman

Darell E. Zink

NON-DIRECTOR NAMED OFFICERS

The following table lists our executive officers that are not directors, as of March 31, 2009:

Name	Age	Position with our Company
Jeremy J. Aguilar	34	Interim Chief Financial Officer
Michael D. Stout	56	Chief Administrative Officer
Stephen R. Nelson	56	Chief Information Officer
Charles B. Young	45	Chief Human Resources Officer
Gregg W. Throgmartin	31	Senior Vice President of Store Operations
Jeffrey J. McClintic	53	Senior Vice President of Appliance Merchandising
Michael G. Larimer	55	Senior Vice President of Electronics Merchandising

Jeremy J. Aguilar, our Interim Chief Financial Officer, joined us in August 2005. Mr. Aguilar became our Interim Chief Financial Officer in March 2009. He has served the Company in several roles since joining the Company in August 2005, including Vice President, Controller (March 2007—March 2009) and Director of Financial Reporting (August 2005—March 2007). From July 2003 until July 2005, Mr. Aguilar served as a Manager at KPMG LLP, an accounting and consulting firm.

Michael D. Stout, our Chief Administrative Officer, joined us in 1978. Mr. Stout was named Chief Administrative Officer in October 2005. Mr. Stout served as Chief Financial Officer from 1997 to September 2005. From 1987 to 1997 he served as Treasurer and as Controller from 1986 to 1987.

Stephen R. Nelson, our Chief Information Officer, joined us in August 2006 when he assumed this role. From 2002 through July 2006 he served as a Vice President and Division President for Telamon Corporation, a telecom resources corporation. From 1998 through 2001 he served as the Chief Information Officer and Vice President of Marketing at AFFINA, a customer service outsourcing group. From 1995 through 2000 he was a principal at Meridian Consulting Group, a consulting group.

Charles B. Young, our Chief Human Resources Officer, joined us in January 2008 as Vice President of Human Resources. Mr. Young was named Chief Human Resources Officer in June 2008. Prior to joining our company, Mr. Young served as Vice President of Human Resources Store Operations and Supply Chain for the Sears Holding Company, a retail company, from February 2006 to December 2007. He also served in the role of Vice President of Human Resources—Sears Retail Stores (April 2005—February 2006) and the Director of Human Resources (July 2004—April 2005) while working for Sears.

Gregg W. Throgmartin, our Senior Vice President of Store Operations, joined us in 2001. Mr. Throgmartin was named Senior Vice President of Store Operations in June 2008. Other positions held by Mr. Throgmartin with the Company include Vice President of Sales (April 2006—June 2008), Director of Strategic Merchandising (March 2004—April 2006), Regional Manager (June 2003—March 2004), and Store General Manager (January 2001—June 2003).

Jeffrey J. McClintic, our Senior Vice President of Appliance Merchandising, joined us in 1975. Mr. McClintic was named Senior Vice President of Appliance Merchandising in June 2008. Mr. McClintic was named Vice President of Appliance Merchandising in 2001. Other positions held by Mr. McClintic with the Company include Appliance Merchandising Manager, Director of Commercial Sales, Director of Service, store manager, regional manager and buyer.

Michael G. Larimer, our Senior Vice President of Electronics Merchandising, joined us in March 1999. Mr. Larimer was named Senior Vice President of Electronics Merchandising in June 2008. From 1999 to 2001 he served as the Video Merchandising Manager and was appointed Vice President of Electronics Merchandising in 2001. Prior to joining the Company, Mr. Larimer served as the Vice President of Electronics and Appliances at Sun TV & Appliances, Inc., a retailer of consumer electronics and appliances, from 1986 to 1999.

There is a father-son relationship between Jerry Throgmartin, our Chairman and CEO, and Gregg Throgmartin, our Senior Vice President of Store Operations. There are no other family relationships among directors and officers of the Company.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee is comprised entirely of three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, and the rules and regulations of the SEC. Our Compensation Committee chair is Mr. Castellani. The Compensation Committee operates under a written charter adopted by the Board. Our Compensation Committee charter can be viewed by connecting to www.hhgregg.com, under the investor relations link.

The Compensation Committee reviewed and discussed the compensation discussion and analysis presented in this proxy statement with management, and believe that it has been prepared with integrity and objectivity and in conformity with SEC regulations. Based upon this review, the Compensation Committee recommended to the Board that the compensation discussion and analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Lawrence P. Castellani (Chair)
John M. Roth
Peter M. Starrett

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis describes the material elements of executive compensation including the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of those policies and decisions. The Compensation Discussion and Analysis is divided into three sections:

•

Compensation Philosophy, Objectives and Process. A discussion of our compensation philosophy, the objectives of our compensation programs and policies, and the process we use to determine executive compensation.

•	Key Elements of Compensation. A discussion and analysis of certain key compensation elements in our compensation program.

•	Other Compensation Matters. A discussion of programs and policies that are generally applicable to the named executive officers.

The Compensation Discussion and Analysis should be read in conjunction with the section “Executive Compensation” where you will find a number of tables detailing specific information about compensation earned by each of our named executive officers in fiscal 2009.

Compensation Philosophy, Objectives and Process

Philosophy. We believe our success depends on our employees’ commitment to serve our customers and work as a team to deliver a superior customer purchase experience. We aim to make our compensation programs competitive, which allows us to attract and retain individuals whose skills are critical to our long-term success. We structure our compensation programs to reward and motivate superior individual and team performance among our executives and our employees alike, in attaining business objectives and maximizing stockholder value. Our compensation awards are based on the fundamental principle of aligning the interests of our employees with those of our stockholders. The primary means for achieving this fundamental principle is incorporating the concept of “pay for performance” in our compensation programs and policies. Therefore, a meaningful portion of our executive’s compensation is in the form of a combination of long-term equity and annual cash incentive compensation. We believe that our compensation programs coupled with growth and development opportunities and a positive work environment built on trust and respect help solidify our employees’ commitment to deliver a superior customer purchase experience.

Objectives. We believe our compensation programs and policies should serve to fulfill many objectives including to (i) attract and retain talented employees; (ii) motivate employees to achieve our short-term and long-term business goals; (iii) reward employees for achieving superior performance and maximizing stockholder value; and (iv) maintain a flexible compensation structure whose variability aligns the interests of employees and stockholders not only in the short-term, but the long-term as well.

Process. The Compensation Committee is responsible for determining and approving the compensation for our named executive officers based on the recommendation of our chief executive officer, authorizing all rewards under the hhgregg Inc. 2007 Equity Incentive Plan and overseeing compensation programs for senior executive officers. In addition, the Compensation Committee provides oversight of management’s decisions regarding the performance and non-equity compensation of non-executive officers. The Compensation Committee’s charter, which can be found in the investor relations section of our website at www.hhgregg.com, details the specific objectives and responsibilities of the Compensation Committee. Decisions regarding non-equity compensation for non-executive employees are made by management.

The Compensation Committee annually reviews our compensation philosophy and objectives and oversees the design, competitiveness and effectiveness of compensation programs for our executive officers. Prior to the beginning of each fiscal year, the Compensation Committee establishes all elements of the Chief Executive Officer’s compensation and reviews and approves the Chief Executive Officer’s recommendations for adjustments to our executive officers’ base salaries, annual incentives and long-term incentives.

The Compensation Committee considers several internal and external factors to determine and approve executive compensation. The material internal factors that are assessed include (i) the value of the executive’s position relative to other executive officer positions based on the scope of primary job responsibilities and its impact on organizational performance; (ii) the executive’s level of industry and functional knowledge and personal contribution to our strategic and operational success; (iii) the executive’s ability to lead, inspire and influence others in a positive and constructive manner; and (iv) the executive’s outstanding equity awards, performance-based incentives and compensation history. For fiscal 2009, the Compensation Committee considered these material internal factors against the 2008 Retail Executive and Management Total Remuneration Report (“Remuneration Report”) prepared by the Hay Group, an independent compensation consultant. The Remuneration Report provides compensation data on a broad group of 92 retail organizations and their divisions and provides a frame of reference for the Compensation Committee to consider as it makes decisions each year about base salary, annual incentives and long-term incentives for our named executive officers. Due to the number of companies comprising the compensation data in the Remuneration Report, and the other factors considered by the Compensation Committee to determine compensation for our named executive officers, we believe a description of the Remuneration Report better serves our investors’ understanding our compensation program than listing the companies in the report.

The Compensation Committee utilized a subset of the Remuneration Report’s compensation data for retailers with less than $4 billion in annual revenue which included 34 publicly traded retailers with an average of $1.9 billion in annual revenue. Specifically, the Compensation Committee compared the compensation of our named executive officers to the Remuneration Report’s compensation data based on job description because matches in title either were not available or did not adequately capture the considerable variation in levels of responsibility and duties among executives other than the Chief Executive Officer. The Compensation Committee used the Remuneration Report primarily to ensure that the compensation program as a whole is competitive, meaning generally within the median to slightly above median range of comparative pay of the subset of the Remuneration Report described above when the Company achieves the targeted performance levels for payment of the long-term compensation described below. For fiscal 2009, the actual compensation earned by our named executed officers fell slightly below the median range of comparative pay in the Remuneration Report due to annual incentive compensation that was below the target level set by the Compensation Committee for fiscal 2009. The Compensation Committee aims to pay out incentive compensation based on the achievement of company targets at a level above the median range and base salaries at a level below the median range of compensation paid by comparable companies in the Remuneration Report. Thus, the Compensation Committee intends to set the overall compensation level of our executives at a level higher than the median level when the Company’s performance exceeds targeted levels and lower than the median level when the Company’s performance is lower than targeted levels.

Key Elements of Compensation

Our compensation program for named executive officers primarily consists of four elements including (i) base salary; (ii) annual incentive; (iii) long-term incentive; and (iv) health, retirement and other benefits.

Base Salary. Base salary is designed to provide a specific level of cash compensation that is competitive and appropriate for each executive officer position. Executive salary levels and potential increases are linked to the material internal factors discussed above which are grounded in annual performance evaluations. Furthermore, the Compensation Committee considers Company financial performance to set salary budgets that determine annual salary increases for the named executive officers and other members of management. Executive’s base salaries are reviewed annually as part of our annual compensation program review. Commencing in fiscal 2009, the Compensation Committee balanced the consideration of these factors with a review of the compensation of our named executive officers to comparable job descriptions found in the Remuneration Report, which served to confirm the competitiveness of our executive’s total remuneration. The Compensation Committee generally aims to position base salaries at the 25th to 50th percentile of the base salaries in the Remuneration Report for comparable companies.

When determining changes in base salary, weightings are established for Company metrics and individual metrics. For fiscal 2009, 50% was based on Company metrics, including sales, general and administrative expense and EBITDA, and 50% based on individual metrics, such as achievement of functional projects.

Annual Incentive. Annual incentive compensation is designed to provide a cash incentive to our named executive officers to achieve, and exceed, annual business objectives and goals. The annual incentive compensation targets are intended to be challenging for our executives and the Company and at a level that is achievable, but requires better than planned performance by the Company. The at-risk element of annual incentive compensation reinforces a flexible compensation structure whose variability aligns the interests of executives and stockholders not only in the short-term, but the long-term as well. Annual incentive compensation is based on a percentage of annual base salary.

Our annual incentive compensation for named executives is tied to the attainment of Adjusted EBITDA targets that, if achieved, must also fund any annual incentive payments under the plan. We use Adjusted EBITDA, which is a non-GAAP measure, to measure our performance when establishing annual incentive targets because it facilitates performance comparisons from period to period by excluding certain non-recurring or non-cash items, thereby presenting what we believe to be the most accurate measure of our core operating results at that point. The reconciliation of Adjusted EBITDA to net income is disclosed in our non-GAAP disclosure located in the investor relations section of our website at www.hhgregg.com. The target annual incentive compensation for fiscal 2009 was established at approximately 100% of the respective base salaries of our named executive officers, excluding the Chief Executive Officer who declined the annual incentive compensation and the interim Chief Financial Officer, due to the interim state of his title.

In fiscal 2007 and fiscal 2008, the Company achieved the maximum performance level established by the Compensation Committee with a payout of 120% of the executive’s base salary. The payout percentage in fiscal 2009 was 34% of the executive’s target award. Generally, the Compensation Committee sets the minimum and maximum levels of annual incentive compensation such that the relative difficulty of achieving the target is consistent from year to year. The Compensation Committee aims to position annual incentive compensation at the 90th percentile of the median of the incentive compensation in the Remuneration Report for comparable companies. The annual incentive compensation targets for fiscal 2009 were established by the Compensation Committee in conjunction with our annual budgeting process. In order to achieve a 100% target annual incentive payout, we needed to achieve an Adjusted EBITDA target of $97.0 million inclusive of the charge associated with the annual incentive payout. In fiscal 2009, the Company’s Adjusted EBITDA was $86.2 million resulting in a payout of 34% of the target award. The Compensation Committee established a 150% maximum annual incentive payout for fiscal 2009, requiring the achievement of $101.8 million in Adjusted EBITDA inclusive of the charge for the annual incentive payout.

The Adjusted EBITDA targets are set based on planned budget and profit projections for the year over the prior year’s actual results. The target level of incentive payout is intended to be awarded if the Company meets its projected budget for the year. In fiscal 2009, the Compensation Committee introduced a 150% maximum annual incentive payout for our named executive officers and other senior vice presidents for performance in fiscal 2010 to reward exceptional performance relative to our annual budget. All other executives have a maximum annual incentive payout of 120% of base salary. The Compensation Committee believes providing this additional incentive to our senior executive officers provides a greater reward for exceeding target company performance to those executives who manage the Company’s employees to exceed Company performance levels.

Long-term Incentive. Long-term incentive compensation, historically issued in the form of stock options, is designed to align the interests of our executive officers with the interests of our stockholders. In addition, long- term incentives promote the maximization of stockholder value over time and also foster the retention of our key executives. Although we have not adopted formal stock ownership guidelines for our executives, our named executives collectively beneficially own 23.7% of our common stock. In determining the number of stock options to be granted to executives, we consider the individual’s position, scope of responsibility, contribution, and the value of the stock option grant in relation to other elements of the individual’s total compensation.

The hhgregg 2007 Equity Incentive Plan, or the Equity Incentive Plan, authorizes us to grant incentive and nonstatutory options, restricted stock, stock appreciation rights, restricted stock units and stock grants to our officers, directors, consultants and key employees. Our Compensation Committee oversees the administration of our Equity Incentive Plan under which 1,097,667 shares have been granted as of March 31, 2009. The Compensation Committee is authorized to grant up to 3,000,000 shares of our common stock under the Equity Incentive Plan. The Compensation Committee has historically granted stock options, rather than other forms of equity awards, under the Equity Incentive Plan. Stock options are issued at the closing price of our common stock on the date of grant, as quoted on the NYSE. The Compensation Committee has never granted options with an exercise price that was less than the closing price of the Company’s common stock on the grant date, nor has it granted options that are priced on a date other than the grant date. All of the stock options granted to our named executive officers have been non-qualified options that vest in three annual installments beginning on the first anniversary of the date of grant and terminate on the seven-year anniversary of the date of grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. In fiscal 2009, the Compensation Committee granted 549,000 options to employees, of which 275,000 were awarded to our named executive officers.

Historically, the Compensation Committee has granted stock options at the commencement of an executive’s employment or at the Compensation Committee’s regularly scheduled meeting between February and May. The majority of our stock option grants are made annually as part of a long-term incentive award program, with the grant date specified in advance as part of the Compensation Committee resolution. We have never granted, nor do we ever intend to grant, options immediately prior to, or simultaneous with, the release of material, non-public information.

Health, Retirement and Other Benefits. Named executives are eligible to participate in a defined contribution 401(k) plan, along with and on the same terms as other eligible employees of the Company. Generally, an executive’s ability to accumulate retirement savings through the 401(k) plan is limited due to Internal Revenue Service limitations with respect to highly compensated employees. Thus, we offer a non-qualified deferred compensation plan to key employees including our executive officers, which provides unfunded, non-tax qualified deferred compensation benefits. We believe that this program plays an important role in attracting and retaining executive talent. A participant in the non-qualified deferred compensation plan is credited annually with a percentage of the participant’s base salary that varies in accordance with the achievement of a financial target as described below and the participant’s employment classification, as well as an interest credit on the preceding end of year balance, as established by the Compensation Committee. Benefits are payable in one lump sum in cash upon the later of termination of employment or the attainment of age 55. For fiscal 2009, our named executive officers who had become eligible in the plan, with a minimum of one year of continuous service in an eligible position, each earned a plan contribution equal to 10% of their respective base salaries for exceeding the Adjusted EBITDA financial target of 5.7%, expressed as a percentage of net sales. In addition, each eligible, named executive officer also received an interest credit of 5% on his accumulated plan balance as of April 1, 2008, on the same basis as our other eligible key employees. The Compensation Committee sets the interest rate based on the recommendation of management and has approved a 5% interest rate for the last three fiscal years.

Our executives are eligible to participate in all of our associate benefit plans, including medical, dental, vision, long- and short-term disability, life insurance and employee discount, in each case on the same basis as our other eligible employees. For fiscal 2009, our named executive officers were entitled to $240,000 in additional life insurance coverage for which the premiums were paid by the Company. Upon termination, the executive may continue the coverage at his expense. The cost of both employment and post-employment benefits is partially borne by the employee, including named executive officers.

Other Compensation Matters

Executive Employment Agreements. We have entered into agreements containing change in control severance provisions with our executive officers and certain members of senior management. These agreements are intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the Company. In addition, the agreements are intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders without undue concern over whether the transactions may put the executives’ employment at risk.

Although there are some differences in benefits depending on the employee’s job level and seniority, generally, if any of these employees are terminated without cause or resign for good reason within 12 months of certain transactions resulting in a change in control, then the employee would be entitled to receive certain severance benefits. This is consistent with the purpose of the program, which is to provide employees with a guaranteed level of financial protection upon a loss of employment. The severance benefits which executives receive under these agreements range from salary continuation of one to two years with prorated annual incentive payments, each with reimbursement of health insurance premiums under COBRA for that period. Additional information regarding these agreements and the potential payments due thereunder can be found below in the section titled “Employment Agreements.”

Perquisites. We provide named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with the overall compensation program of the Company to better attract and retain talented executives. The Compensation Committee periodically reviews the level of perquisites and other personal benefits provided to named executive officers.

Under the terms of his employment agreement, Jerry W. Throgmartin, our Chief Executive Officer is allowed limited personal use of our aircraft for up to 20 hours per year. The personal use of the aircraft for Mr. Throgmartin is described further under the 2009 Summary Compensation Table in the “Executive Compensation” section. In addition, Dennis L. May, our President and Chief Operating Officer, receives a monthly auto allowance, to defray travel costs incurred in store and distribution center visits, that is disclosed in the 2009 Summary Compensation table.

Tax Considerations. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our name executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our Board or Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Accounting Treatment. We account for stock-based awards based on their grant date fair value, as determined under Statement of Financial Accounting Standards No. 123(R) Share-Based Payment (“SFAS No. 123(R)”). Compensation expense for these awards is recognized on a straight-line basis over the requisite service period of the award (or to an associate’s eligible retirement date, if earlier). If the award is subject to a performance condition, however, the cost may vary based on our estimate of the number of shares that will ultimately vest.

Compensation Committee Interlocks and Insider Participation. None of our executive officers currently serves on the Compensation Committee or Board of Directors of any other company of which any member of our Compensation Committee or Board of Directors is an executive officer.

Executive Compensation

2009 Summary Compensation Table

The following table sets forth information concerning fiscal 2009, 2008 and 2007 compensation of the Chief Executive Officer and Chief Financial Officer of hhgregg, Inc. and the three other most highly compensated executive officers of hhgregg, Inc. whose aggregate fiscal 2009 compensation was at least $100,000 for services rendered in all capacities.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All other Compensation(3)	Total
Jerry W. Throgmartin Chairman and Chief Executive Officer(4)	2009	$315,000	$—	$—	$227,716	$44,585	$50,073	$637,374
	2008	$303,891			$149,830	$41,395	$48,247	$543,363
	2007	$303,891			$18,494	$39,423	$65,735	$427,543

Dennis L. May President and Chief Operating Officer(4)	2009	$310,000	$—	$—	$227,716	$146,797	$12,498	$697,011
	2008	$300,000			$149,830	$398,474	$18,237	$866,541
	2007	$276,762			$18,494	$364,622	$5,459	$665,337

Donald J.B. Van der Wiel Chief Financial Officer(5)	2009	$275,000	$—	$—	$159,636	$—	$12,729	$447,365
	2008	$265,000			$99,910	$345,700	$7,109	$717,719
	2007	$239,423			$11,097	$312,000	$60,170	$622,690

Michael D. Stout Chief Administrative Officer	2009	$255,000	$—	$—	$129,564	$121,388	$10,541	$516,493
	2008	$250,000			$86,897	$332,560	$8,561	$678,018
	2007	$242,232			$11,097	$318,388	$2,858	$574,575

Stephen R. Nelson Chief Information Officer(6)	2009	$220,000	$—	$—	$105,216	$97,850	$671	$423,737
	2008	$210,000			$63,248	$261,000	$160	$534,408
	2007	$130,769			$19,912	$160,000	$120	$310,801

Jeremy J. Aguilar Interim Chief Financial Officer(7)	2009	$145,000	$—	$—	$236,964	$52,807	$10,787	$445,558

(1)	Option award amounts represent the executive’s portion of our reported stock compensation expense for fiscal 2009, 2008 and 2007 in accordance with SFAS 123(R). Please refer to footnote 7 of the notes to the consolidated financial statements of hhgregg, Inc. included in the Form 10-K for fiscal 2009 filed with the SEC on June 2, 2009 for a discussion of the relevant assumptions to determine the option award value at the grant date. Mr. Van der Wiel forfeited all of his outstanding unvested awards during fiscal 2009. No awards were forfeited for fiscal 2008 and fiscal 2007.
(2)	This amount includes both amounts earned under the Annual Incentive Awards Plan and the Nonqualified Deferred Compensation Plan. All executives other than the Chairman and Chief Executive Officer participate in the “Company Officer Personal Annual Incentive Awards Plan” or annual incentive plan. Please refer to the “Grants of Plan-Based Awards Table,” “Compensation Discussion and Analysis” and “Non-Qualified Deferred Compensation” sections for more information.

(3)	The following chart is a summary of the items that are included in the “All Other Compensation” totals:

	Fiscal Year	Personal Use of Company Plane	Tax Reimbursement(a)	Executive Relocation	Company Contributions to a Defined Contribution Plan	Other(b)	Total
Jerry W. Throgmartin	2009	$22,132	$15,285	$—	$4,271	$8,385	$50,073
	2008	$22,228	$15,351	$—	$3,559	$7,109	$48,247
	2007	$36,152	$25,368	$—	$3,345	$870	$65,735

Dennis L. May	2009	$—	$—	$—	$3,343	$9,155	$12,498
	2008	$—	$—	$—	$3,928	$14,309	$18,237
	2007	$—	$—	$—	$2,544	$2,915	$5,459

Don Van der Wiel	2009	$—	$—	$—	$3,460	$9,269	$12,729
	2008	$—	$—	$—	$—	$7,109	$7,109
	2007	$—	$24,540	$35,530	$—	$100	$60,170

Michael D. Stout	2009	$—	$—	$—	$3,888	$6,653	$10,541
	2008	$—	$—	$—	$3,891	$4,670	$8,561
	2007	$—	$—	$—	$2,181	$677	$2,858

Stephen R. Nelson	2009	$—	$—	$—	$—	$671	$671
	2008	$—	$—	$—	$—	$160	$160
	2007	$—	$—	$—	$—	$120	$120

Jeremy J. Aguilar	2009	$—	$—	$—	$1,791	$8,996	$10,787

(a)	Tax reimbursements relate to Mr. Throgmartin’s personal use of our plane as provided in his employment agreement and represent Mr. Van der Wiel’s executive relocation. See “—Employment Agreements”.
(b)	Represents amounts paid for life insurance premiums, executive health premiums and car allowance (if applicable).
(4)	Neither Mr. Throgmartin nor Mr. May receives any compensation for his service on our Board.
(5)	Mr. Van der Wiel resigned as Chief Financial Officer of the Company effective as of March 17, 2009. The information presented for Mr. Van der Wiel for fiscal 2009 represents all compensation for Mr. Van der Wiel for fiscal year 2009.
(6)	Mr. Nelson joined the Company on August 7, 2006. As such, fiscal 2007 represents a partial year.
(7)	Mr. Aguilar was named Interim Chief Financial Officer on March 17, 2009. The information provided represents Mr. Aguilar’s compensation for all of fiscal 2009.

2009 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to named executive officers for fiscal 2009.

Name	Grant Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards
		Threshold		Target		Maximum
Jerry W. Throgmartin	6/10/2008	$—	(1)	$—	(1)	$—	(1)	—	50,000	(3)	$12.25	$262,105	(4)
Chairman and Chief Executive Officer		$—		$35,135	(2)	$44,585	(2)

Dennis L. May	6/10/2008	$77,500	(1)	$310,000	(1)	$465,000	(1)	—	50,000	(3)	$12.25	$262,105	(4)
President and Chief Operating Officer		$—		$32,097	(2)	$41,397	(2)

Donald J.B. Van der Wiel	6/10/2008	$—		$—		$—		—	40,000	(3)	$12.25	$209,684	(4)
Chief Financial Officer		$—		$—		$—

Michael D. Stout	6/10/2008	$63,750	(1)	$255,000	(1)	$382,500	(1)	—	25,000	(3)	$12.25	$131,053	(4)
Chief Administrative Officer		$—		$27,038	(2)	$34,688	(2)

Stephen R. Nelson	6/10/2008	$55,000	(1)	$220,000	(1)	$330,000	(1)	—	20,000	(3)	$12.25	$104,842	(4)
Chief Information Officer		$—	(2)	$16,450	(2)	$23,050	(2)

Jeremy J. Aguilar	6/10/2008	$27,188	(1)	$108,750	(1)	$130,500	(1)		10,000	(3)	$12.25	$52,421	(4)
Interim Chief Financial Officer		$—		$11,482	(2)	$15,832	(2)

(1)	All executives other than the Chairman and Chief Executive Officer participate in the “Company Officer Personal Annual Incentive Award Plan,” or annual incentive plan. The “Threshold” amount represents the amounts that would be paid to the named executive officer if our company’s performance meets a minimum level of Adjusted EBITDA. If this minimum level of Adjusted EBITDA is not achieved, the named executive officer receives no annual incentive award. The “Target” amount represents the amounts that would be paid to the named executive officers if our company’s performance meets the target level of Adjusted EBITDA as more fully described in the “Compensation Discussion and Analysis” section. The “Maximum” amounts represent the amounts that would have been paid if our company performance exceeded the Adjusted EBITDA target by a certain amount. Earned annual incentive awards are paid out in the first quarter of the subsequent fiscal year.
(2)	In April 2000, we adopted the H. H. Gregg Non-Qualified Deferred Compensation Plan which provides unfunded, non-tax qualified deferred compensation benefits for selected executives of our company. We provide varying levels of annual contributions under the plan on behalf of the employee based on our performance targets. In a given year, if the performance target is not met, no contribution is made on behalf of the employee by us. In addition, we also contribute interest at an interest rate decided by the Compensation Committee based on the employee’s aggregate balance at the beginning of each fiscal year. For fiscal year 2009, the executives’ accounts were credited at the maximum amount under the plan, 10% of the participant’s base salary, plus interest. The target amounts shown in the table represent 7% of the executive’s base salary plus interest. We credited each executive’s account interest of 5% on the beginning balance of each executive’s account at April 1, 2008.
(3)	The options were granted pursuant to the hhgregg, Inc. 2007 Equity Incentive Plan. The shares subject to the option vest in equal installments over three years commencing on the first anniversary of the date of grant. The option has a seven-year term from the date of grant, subject to earlier expiration if the executive’s employment terminates.
(4)	Represents the full fair value of options granted during fiscal 2009 at date of grant under the Equity Incentive Plan. Please refer to footnote 7 of the notes to the consolidated financial statements included in our Annual Report in Form 10-K for the year ended March 31, 2009 for discussion of the relevant assumptions to determine the option award value at the grant date. As a result of his resignation, Mr. Van der Wiel forfeited 74,666 unvested options (including 40,000 options which were granted in fiscal 2009).

Outstanding Equity Awards at Fiscal Year End

Option Awards

The following table summarizes information regarding option awards granted to our named executive officers that remain outstanding as of March 31, 2009.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Grant Date(1)	Option Expiration Date
Jerry W. Throgmartin	380,000	—	5.00	7/26/2005	7/26/2012
Chairman and Chief Executive Officer	190,000	—	7.50	7/26/2005	7/26/2012
	190,000	—	10.00	7/26/2005	7/26/2012
	26,667	13,333	5.85	9/8/2006	9/8/2013
	16,667	33,333	13.00	7/19/2007	7/19/2014
	—	50,000	12.25	6/10/2008	6/10/2015

Dennis L. May	152,000	—	5.00	7/26/2005	7/26/2012
President and Chief Operating Officer	76,000	—	7.50	7/26/2005	7/26/2012
	76,000	—	10.00	7/26/2005	7/26/2012
	26,667	13,333	5.85	9/8/2006	9/8/2013
	16,667	33,333	13.00	7/19/2007	7/19/2014
	—	50,000	12.25	6/10/2008	6/10/2015

Jeremy J. Aguilar	9,000	—	5.00	7/26/2005	7/26/2012
Interim Chief Financial Officer	4,500	—	7.50	7/26/2005	7/26/2012
	4,500	—	10.00	7/26/2005	7/26/2012
	6,667	3,333	5.85	9/8/2006	9/8/2013
	30,000	24,000	7.50	2/8/2007	2/8/2014
	4,000	8,000	13.00	7/19/2007	7/19/2014
	—	10,000	12.25	6/10/2008	6/10/2015

Michael D. Stout	90,000	—	5.00	7/26/2005	7/26/2012
Chief Administrative Officer	45,000	—	7.50	7/26/2005	7/26/2012
	45,000	—	10.00	7/26/2005	7/26/2012
	8,000	8,000	5.85	9/8/2006	9/8/2013
	10,000	20,000	13.00	7/19/2007	7/19/2014
	—	25,000	12.25	6/10/2008	6/10/2015

Stephen R. Nelson	13,334	6,666	5.85	9/8/2006	9/8/2013
Chief Information Officer	8,000	16,000	13.00	7/19/2007	7/19/2014
	—	20,000	12.25	6/10/2008	6/10/2015

(1)	All options vest in three equal installments on the first 3 anniversaries from the date of the grant.

2009 Option Exercises and Stock Vested

The following table provides information regarding options and stock held by the named executive officers that were exercised or vested during the fiscal year ended March 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Donald J.B. Van der Wiel	256,000	$873,617	6,666	$94,324
Chief Financial Officer
Jeremy J. Aguilar	18,000	$105,420
Interim Chief Financial Officer
Michael D. Stout	8,000	$11,469
Chief Administrative Officer

(1)	The shares vested over a three-year incentive period beginning on the first anniversary of the award date of October 31, 2005. Value realized on vesting was calculated based on a market price of $14.15 per share, based on the March 31, 2009 share price.

2009 Non-Qualified Deferred Compensation

The following table sets forth certain information regarding the nonqualified deferred compensation of the named executive officers for the fiscal year ended March 31, 2009.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of Last FYE ($)
Jerry W. Throgmartin	$—	$31,500	$13,085	$—	$306,275
Chairman and Chief Executive Officer
Dennis L. May	$—	$31,000	$10,397	$—	$249,347
President and Chief Operating Officer
Donald J.B. Van der Wiel (3)	$—	$—	$—	$—	$—
Chief Financial Officer
Michael D. Stout	$—	$25,500	$9,188	$—	$218,444
Chief Administrative Officer
Stephen R. Nelson	$—	$22,000	$1,050	$—	$44,050
Chief Information Officer
Jeremy J. Aguilar	$—	$14,500	$1,333	$—	$42,482
Interim Chief Financial Officer

(1)	See description of the Non-Qualified Deferred Compensation Plan in the “—Grants of Plan Based Awards” section. Our contributions and aggregate earnings in fiscal 2009 in the “Nonqualified Deferred Compensation” table are also included in the “Summary Compensation Table” under “Non-Equity Incentive Plan Compensation.”
(2)	Simple interest is calculated based on an interest rate of 5% applied to the balance as of April 1, 2008.
(3)	Upon his resignation, Mr. Van der Wiel was not paid any benefit as he was not considered vested in the plan.

In April 2000, we adopted the H.H. Gregg Nonqualified Deferred Compensation Plan, which provides unfunded, non-tax qualified deferred compensation benefits to selected executives of our company. The plan participants are generally our creditors. A participant’s account is credited annually with a percentage of the participant’s base salary that varies in accordance with a financial target as established by our compensation committee and the participant’s employment classification. Accounts may be credited with interest annually at our discretion. Vesting occurs when the participant reaches age 55 while still employed, after ten years of continuous service or on death or disability. Accounts are forfeited upon a termination for cause. Benefits are payable in one lump sum in cash upon the later of termination of employment or the attainment of age 55. The aggregate balance for all participants in the plan as of March 31, 2009, 2008 and 2007 was approximately $4.8 million, $3.9 million and $3.1 million, respectively.

Employment Agreements

In February of 2005, the Company entered into employment agreements with Jerry W. Throgmartin, Chairman and CEO, and Dennis L. May, President and COO. The agreement with Mr. Throgmartin was amended on April 12, 2007 and again on December 29, 2008. The agreement with Mr. May was amended on December 30, 2008. When we refer to the employment agreements below, we are referring to the employment agreements, as amended.

Each of the employment agreements provides for a two-year term that extends automatically. The employment agreements provide for a base salary of $300,000 for the first year, subject to increase, for Mr. Throgmartin and $250,000 for the first year, subject to increase, for Mr. May. In addition, each of Messrs. Throgmartin and May participates in our benefit and welfare plans, programs and arrangements that are generally available to our executives. Pursuant to the terms of the employment agreements, if we terminate the executive without “cause,” the executive will receive (i) a continuation of his base salary for the remainder of the term of the employment agreement paid over the remaining term of the agreement consistent with customary payroll practices, (ii) a lump sum stipend equal to 167% of the product of (x) 24 and (y) the sum of the monthly COBRA premium for health, dental and vision coverage and the monthly long-term disability and group term life insurance premiums in effect at the time of termination, and (iii) a pro-rated annual incentive award for the year in which the executive was terminated. In the event of death, each of the employment agreements provides that the estate of the executive shall receive a continuation of his base salary for the remainder of the term of the employment agreement. In the event of disability, each of the employment agreements provides that the executive shall be entitled to disability benefits in accordance with our standard policy.

For purposes of the agreements, “cause” means the executive’s (i) repeated failure to perform his duties in a manner reasonably consistent with the criteria established by our board of directors and communicated to the executive after written notice and an opportunity to correct his conduct; (ii) breach of any statutory, contractual or common law duty of loyalty or care or other conduct that demonstrates dishonesty or deceit in his dealings with us; (iii) misconduct which is material to the performance of his duties to us, including the disclosure of confidential information or a breach of his non-competition or non-solicitation obligations; (iv) conduct causing or aiding a breach by us of our agreement under the stockholders agreement not to terminate our independent auditors or engage any outside auditor or any other accounting firm to perform any non-audit services for us; or (v) commission of any crime involving moral turpitude or any felony.

Mr. Throgmartin’s agreement contains covenants prohibiting Mr. Throgmartin until the later of October 19, 2010 or for so long as he receives severance benefits from us, from competing with us in the contiguous United States and from soliciting our employees for employment. In addition, Mr. Throgmartin’s agreement provides for his use of our corporate airplane for up to 20 hours per year for personal purposes at our expense. Mr. Throgmartin’s employment agreement provides that Mr. Throgmartin is entitled to a reasonable number of vacation days per year and to participate in our health plan until age 65 so long as Mr. Throgmartin pays the related premium cost after he is no longer our employee. In addition, we have agreed to assign to Mr. Throgmartin our interest in a key-man life insurance policy on the life of Mr. Throgmartin after he is no longer employed by us. After this assignment, Mr. Throgmartin will pay the premiums for this policy.

Mr. May’s agreement contains covenants prohibiting Mr. May until the later of October 19, 2007 or for so long as he receives severance benefits from us, from competing with us in the states in which we have or plan to have stores, and all states contiguous to such states, and from soliciting our employees for employment.

Effective June 1, 2008, we entered into employment agreements with each of Donald J.B. Van der Wiel, Michael D. Stout, Jeremy J. Aguilar, Stephen R. Nelson, Charles B. Young, Gregg W. Throgmartin, Jeffrey J. McClintic and Michael G. Larimer. The employment agreements provide that the executive’s base salary and annual cash incentive award shall be determined by mutual agreement between the Company and the executive and subsequently may be adjusted from time to time by the Company. In addition, each of the executives is entitled to participate in our benefit and welfare plans that are generally available to our other employees. Pursuant to the terms of the employment agreements, if the executive (i) is terminated by us without “cause,” regardless of whether such termination occurs within 12 months after a change of control, or (ii) voluntarily resigns within 12 months of a change of control of our company following a material diminution in the executive’s base compensation or authority, duties or responsibilities in effect prior to the change of control, or a material change in the geographic location at which the executive is assigned to perform his duties from prior to the change of control, then the executive will receive severance equal to 12 months of the executive’s base salary paid ratably over a 12-month period consistent with customary payroll practices. In addition, the executive shall receive a lump sum stipend equal to 167% of the product of 12 times the monthly COBRA premium that corresponds to the health, dental and vision coverage that executive had in effect at the time of termination paid ratably over the same 12-month period. Mr. Aguilar’s plan calls for the same benefits as described above with the exception that his severance is based on a period of six months rather than 12 months.

For purposes of the employment agreements, “cause” means (i) executive’s failure or refusal to perform specific lawful directives of the senior officers of our company, (ii) dishonesty of the executive affecting our company, (iii) violation of any company policy, (iv) being under the influence of alcohol or using illegal drugs in a manner which interferes with the performance of executive’s duties and responsibilities, (v) executive’s conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation, (vi) any misconduct of executive resulting in material loss to our company or material damage to the reputation of our company or theft or defalcation from our company, (vii) executive’s neglect or failure to substantially perform executive’s material duties and responsibilities or (viii) any material breach of any of the provisions of the employment agreement. For purposes of the employment agreements, “change of control” means (i) a merger, consolidation, business combination or similar transaction involving our company as a result of which our stockholders prior to the transaction cease to own at least 70% of the voting securities of the entity surviving the transaction, (ii) a disposition of more than 25% of our assets or (iii) the acquisition by a person or group of beneficial ownership of more than 25% of our voting securities.

The employment agreements contain covenants prohibiting the executive from competing with us in any state in which we have a store or in which the executive engaged in any business on our behalf and within a 50-mile radius of any company store or distribution center and from soliciting any of our employees for employment or soliciting business relationships to terminate their relationship with us during the 12-month period following the termination of such executive’s employment. The employment agreements also require the executive to deliver an agreement releasing certain claims against the Company in order to receive severance payments.

The employment agreement with Mr. Van der Wiel was terminated in connection with his resignation effective as of March  17, 2009.

Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with our named executive officers that require us to provide compensation and/or other benefits to each named executive officer in the event of the termination of the named executive officer’s employment under certain circumstances. The table below sets forth the amounts payable to each named executive officer assuming the executive officer’s employment was terminated on March 31, 2009.

Except as otherwise expressly indicated, the amounts set forth in the table below do not represent actual amounts a named executive officer would receive if his employment were terminated, but generally represent only estimates, based on the assumptions provided in the footnotes to the table. The amounts set forth in the table are based on the benefit plans and employment agreements that were in effect on March 31, 2009. Payments that we make in the future upon an executive’s termination will be based upon benefit plans and employment agreements in effect at that time, and the terms of any such future plans and employment agreements may be materially different than the terms of our benefit plans and employment agreements at March 31, 2009.

Executive and Benefits	Voluntary Termination, Retirement or For Cause (a)	Disability	Death	Termination by Company Without Cause	Voluntary Resignation by the Executive Following a Change of Control
Jerry W. Throgmartin
Salary Continuation(b)	$—	$157,500	$630,000	$630,000	$—
Non-Equity Incentive Plan Compensation(c)	$—	$—	$—	$44,585	$—
Stock Options(d)	$—	$—	$—	$—	$—
Healthcare(e)	$—	$103,200	$—	$34,962	$—

Dennis L. May
Salary Continuation(b)	$—	$155,000	$620,000	$620,000	$—
Non-Equity Incentive Plan Compensation(c)	$—	$—	$—	$146,797	$—
Stock Options(d)	$—	$—	$—	$—	$—
Healthcare(e)	$—	$103,200	$—	$34,962	$—

Donald Van der Wiel(f)
Salary Continuation	$—	$—	$—	$—	$—
Non-Equity Incentive Plan Compensation	$—	$—	$—	$—	$—
Stock Options	$—	$—	$—	$—	$—
Healthcare	$—	$—	$—	$—	$—

Michael D. Stout
Salary Continuation(g)	$—	$—	$—	$255,000	$255,000
Non-Equity Incentive Plan Compensation(h)	$—	$—	$—	$—	$—
Stock Options(d)	$—	$—	$—	$—	$—
Healthcare(i)	$—	$—	$—	$17,481	$17,481

Stephen R. Nelson
Salary Continuation(g)	$—	$—	$—	$220,000	$220,000
Non-Equity Incentive Plan Compensation(h)	$—	$—	$—	$—	$—
Stock Options(d)	$—	$—	$—	$—	$—
Healthcare(i)	$—	$—	$—	$17,481	$17,481

Jeremy J. Aguilar
Salary Continuation(g)	$—	$—	$—	$72,500	$72,500
Non-Equity Incentive Plan Compensation(h)	$—	$—	$—	$—	$—
Stock Options(d)	$—	$—	$—	$—	$—
Healthcare(j)	$—	$—	$—	$8,741	$8,741

(a)	Termination for cause, voluntary resignation or retirement makes an executive ineligible to receive base salary or to participate in any employee benefit plans for the remainder of the term of the employment agreement, except for the right to receive benefits that have vested under any plan.
(b)	Each of Messrs. Throgmartin and May is eligible to receive his then current base salary for the remainder of the term of the employment agreement upon a termination by us without cause or upon his death. Upon the death of an executive, the base salary for the remainder of the term of the employment agreement will be paid to the executive’s beneficiary or estate. Upon disability, the executive is entitled to receive his base salary for six months before we can terminate his employment.
(c)	An executive is entitled to receive a pro-rata share of the annual incentive for the portion of the year during which the executive was employed if he is terminated by us without cause. If the executive is terminated for cause, he is not entitled to any annual incentive award for the fiscal year during which the termination occurs. This amount includes both amounts earned under the Annual Incentive Award Plan and the Nonqualified Deferred Compensation Plan. Mr. Throgmartin does not participate in the “Company Officer Personal Annual Incentive Plan” or annual incentive plan. See “—Grants of Plan Based Awards Table” and “Compensation Discussion and Analysis” for more information.

(d)	Upon a termination of employment or the death of the executive, the options terminate, except that options can be exercised to the extent that the options were exercisable on the date of termination. The options can be exercised for the following periods: (i) 90 days, following termination by us or the voluntary resignation of the executive or (ii) 120 days following the death or disability of the executive. If the executive is terminated by us for cause, the options terminate immediately. See “—Outstanding Equity Awards at Fiscal Year End” and “—2008 Grants of Plan Based Awards” for more information.
(e)	Upon a termination without cause, the executive is entitled to receive a lump sum stipend equal to 167% of the product of (x) 24 and (y) the sum of the monthly COBRA premium for health, dental and vision coverage and the monthly long-term disability and group term life insurance premiums in effect at the time of termination. In the case of disability, the executive would be entitled to continued health coverage for a period of six months until a determination of permanent disability can be made. If the executive becomes permanently disabled, as defined in the employment agreement, and we exercise the right to terminate the employment of the executive, he is entitled to receive disability benefits in accordance with the disability policy maintained by the Company.
(f)	Mr. Van der Wiel voluntarily resigned as our Chief Financial Officer effective as of March 17, 2009. Mr. Van der Wiel did not receive any severance, other than with respect to salary and benefits earned prior to his resignation, in connection with his resignation.
(g)	If the executive (i) is terminated by us without “cause,” regardless of whether such termination occurs within 12 months after a change of control, or (ii) voluntarily resigns within 12 months of a change of control of our company following a material diminution in the executive’s base compensation or authority, duties or responsibilities in effect prior to the change of control, or a material change in the geographic location at which the executive is assigned to perform his duties from prior to the change of control, then the executive will receive severance equal to 12 months of the executive’s base salary. For Mr. Aguilar, the terms of his severance are the same as the foregoing except that his severance is equal to six months of his base salary rather than 12 months.
(h)	The executive is not entitled to any annual incentive award for the fiscal year during which the death, disability or termination for any other reason occurs.
(i)	If the executive (i) is terminated by us without “cause,” regardless of whether such termination occurs within 12 months after a change of control, or (ii) voluntarily resigns within 12 months of a change of control of our company following a material diminution in the executive’s base compensation or authority, duties or responsibilities in effect prior to the change of control, or a material change in the geographic location at which the executive is assigned to perform his duties from prior to the change of control, then the executive shall receive a lump sum stipend equal to 167% of the product of 12 times the monthly COBRA premium that corresponds to the health, dental and vision coverage that executive had in effect at the time of termination paid ratably over the same 12-month period. The executive is also entitled to receive disability benefits in accordance with the standard disability policy maintained by the Company.
(j)	If the executive (i) is terminated by us without “cause,” regardless of whether such termination occurs within 6 months after a change of control, or (ii) voluntarily resigns within six months of a change of control of our company following a material diminution in the executive’s base compensation or authority, duties or responsibilities in effect prior to the change of control, or a material change in the geographic location at which the executive is assigned to perform his duties from prior to the change of control, then the executive shall receive a lump sum stipend equal to 167% of the product of six times the monthly COBRA premium that corresponds to the health, dental and vision coverage that executive had in effect at the time of termination paid ratably over the same six-month period. The executive is also entitled to receive disability benefits in accordance with the standard disability policy maintained by the Company.

2009 Director Compensation

Directors who are also our employees or who beneficially own, or are employees of entities or affiliates of entities that beneficially own, more than 20% of our common stock, receive only reimbursement for out-of-pocket expenses for their service on the Board. Each director who is not our employee or who does not beneficially own, or is not an employee of an entity or affiliate of an entity that beneficially owns, more than 20% of our common stock receives an annual retainer of $50,000 and an annual grant of 10,000 options to purchase common stock. New directors also receive an initial grant of 10,000 options upon appointment to the Board. The Chairman of each of the audit, nominating and corporate governance and compensation committees receive an additional annual retainer of $10,000.

The following table summarizes compensation paid to non-employee directors in fiscal 2009.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Lawrence Castellani	$60,000	$52,421	$112,421
Charles P. Rullman	$60,000	$52,421	$112,421
Michael L. Smith	$60,000	$52,421	$112,421
Peter M. Starrett	$50,000	$52,421	$102,421
Darell E. Zink	$50,000	$52,421	$102,421

(1)	The amounts shown in this column indicate the dollar amount of compensation cost we recognized in fiscal 2009 pursuant to SFAS 123(R) for options awards granted in fiscal 2009. See Note 7 to the Consolidated Financial Statements included in our fiscal 2009 Annual Report for a discussion of the relevant assumptions made in these valuations. For each director, the grant date fair value of option awards granted in fiscal 2009 computed in accordance with SFAS 123(R) was identical to the total compensation cost recognized. For the total number of shares of common stock held by each non-employee director as of June 1, 2009, see “Security Ownership of Certain Beneficial Owners and Management” in this Proxy Statement.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information about our common stock that may be issued under our equity compensation plans as of March 31, 2009:

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans [excluding securities reflected in column (a)]
Equity compensation plans approved by securities holders	4,549,160	(1)	$8.21	1,902,333
Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	4,549,160		$8.21	1,902,333

(1)	Consists of 3,451,493 options issued pursuant to the Gregg Appliances Inc. 2005 Stock Option Plan and 1,097,667 options issued pursuant to the hhgregg, Inc. 2007 Equity Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise noted, each beneficial owner in the table below has sole voting power with respect to the shares listed. The following table sets forth information known to us regarding the ownership of our common stock as of June 1, 2009 by:

•	each person who beneficially owns more than 5% of our common stock;

•	each of our executive officers;

•	each member of the Board; and

•	all executive officers and directors as a group.

Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement that may at a subsequent date result in a change of control of our company. Unless otherwise indicated in the footnotes below, the address of each of the stockholders is c/o hhgregg, Inc., 4151 East 96th Street, Indianapolis, Indiana 46240.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after June 1, 2009 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person.

The percentages of common stock beneficially owned are based on 32,756,545 shares of our common stock outstanding as of June 1, 2009.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner	Number	Percent
Freeman Spogli & Co.(1)	12,475,981	38.1%
John M. Roth(2)	12,475,981	38.1%
Jerry W. Throgmartin(3)	4,212,720	12.5%
Gregg W. Throgmartin(4)	1,755,809	5.3%
Dennis L. May(5)	1,492,085	4.5%
Peter M. Starrett(6)	356,668	1.1%
Lawrence P. Castellani(7)	316,668	1.0%
Jeffrey J. McClintic(8)	256,667	*
Michael D. Stout(9)	246,354	*
Michael G. Larimer(10)	243,333	*
Michael L. Smith(11)	166,668	*
Jeremy J. Aguilar(12)	69,001	*
Stephen R. Nelson(13)	36,001	*
Darell E. Zink(14)	21,668	*
Charles B. Young(15)	13,334	*
Charles P. Rullman(16)	10,001	*
Benjamin D. Geiger(2)	—	*
All directors and executive officers as a group (16 individuals)(17)	21,672,958	61.0%

*	Less than 1%.
(1)

12,475,981 shares of our common stock are held of record by FS Equity Partners V, L.P. and FS Affiliates V, L.P., or, collectively, FSEP V. FS Capital Partners V, LLC, as the general partner of FSEP V, has the sole power to vote and dispose of the shares of our common stock owned by FSEP V. Messrs. Mark J.

Doran, Bradford M. Freeman, Todd W. Halloran, Jon D. Ralph, John M. Roth, J. Frederick Simmons and William M. Wardlaw are the managing members of FS Capital Partners V, LLC, and Messrs. Doran, Freeman, Halloran, Ralph, Roth, Simmons and Wardlaw are the members of Freeman Spogli & Co., and as such may be deemed to be the beneficial owners of the shares of our common stock owned by FSEP V. Messrs. Doran, Freeman, Halloran, Ralph, Roth, Simmons and Wardlaw each disclaims beneficial ownership in the shares except to the extent of his pecuniary interest in them. The business address of FSEP V and FS Capital Partners V, LLC is c/o Freeman Spogli & Co., 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025.

(2)	The business address of Messrs. Geiger and Roth is c/o Freeman Spogli & Co., 299 Park Avenue, 20th Floor, New York, NY 10171.
(3)	Includes 2,106,943 shares of our common stock held of record by the Jerry W. Throgmartin 2007 Grantor Retained Annuity Trust and the Jerry W. Throgmartin 2008 Grantor Retained Annuity Trust both of which Mr. Throgmartin is the trustee and has sole power to vote and dispose of such shares. Includes 836,667 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 1, 2009.
(4)	Includes 292,001 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 1, 2009.
(5)	Includes 380,667 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 1, 2009.
(6)	Includes 140,000 shares of our common stock held of record by the Starrett Family Trust for which Mr. Starrett is the trustee and has the sole power to vote and dispose of such shares. Includes 216,668 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 1, 2009.
(7)	Includes 200,000 shares of our common stock held of record by the Lawrence P. Castellani Grantor Retained Annuity Trust for which Mr. Castellani is trustee and has sole power to vote and dispose of such shares. Includes 116,668 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 1, 2009.
(8)	Includes 226,667 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 1, 2009.
(9)	Includes 216,334 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 1, 2009.
(10)	Includes 223,333 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 1, 2009.
(11)	Includes 44,802 shares of our common stock held of record by the Michael L. Smith 2006 Grantor Retained Annuity Trust for which Mr. Smith is the trustee and has sole power to vote and dispose of such shares. Includes 116,668 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 1, 2009.
(12)	Includes 66,001 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 1, 2009.
(13)	Includes 36,001 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 1, 2009.
(14)	Includes 6,668 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 1, 2009.
(15)	Includes 13,334 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 1, 2009.
(16)	Includes 10,001 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 1, 2009.
(17)	Includes 836,667, 292,001, 380,667, 356,668, 116,668, 226,667, 216,334, 223,333, 116,668, 66,001, 36,001, 6,668, 13,334, and 10,001 shares of our common stock issuable upon exercise of options granted to Messrs. J. Throgmartin, G. Throgmartin, May, Starrett, Castellani, McClintic, Stout, Larimer, Smith, Aguilar, Nelson, Zink, Young and Rullman respectively, exercisable within 60 days of June 1, 2009.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Affiliate Leases

We lease our headquarters, which includes a store, a corporate training center and a central distribution and warehouse facility, and eleven additional stores (including stores leased from the entities required to be consolidated with us prior to our recapitalization in February 2005) from W. Gerald Throgmartin, the father of Jerry W. Throgmartin, entities controlled by Jerry W. Throgmartin and his siblings, or companies or trusts affiliated with Jerry W. Throgmartin. We believe the affiliate leases are “arm’s length,” such that the terms are no less favorable to us than non-affiliate leases. All affiliate leases are on a triple net basis. Rent expense for these affiliate leases was $5.4 million, $5.1 million and $5.1 million for fiscal 2009, 2008 and 2007, respectively.

We lease our corporate airplane from Throgmartin Leasing, LLC, an entity controlled by W. Gerald Throgmartin, the father of Jerry W. Throgmartin. During fiscal 2009, 2008 and 2007 we paid rent of $0.3 million for each period to Throgmartin Leasing, LLC for use of the airplane. In addition, we also paid $0.8 million during fiscal 2009 and $0.7 million during each of fiscal 2008 and 2007, for the corporate airplane’s operating costs. W. Gerald Throgmartin, the beneficial owner of the airplane, uses the airplane for a certain number of hours per year in exchange for a reduced per hour rental rate. We believe that the lease of our corporate airplane is “arm’s length,” such that the terms of this lease are no less favorable to us than those of a non-affiliate lease would be.

Registration Rights Agreement

FSEP V, FS Affiliates V, L.P., the California State Teachers’ Retirement System, A.S.F. Co-Investment Partners II, L.P., the Jerry W. Throgmartin 2007 Grantor Retained Annuity Trust and Messrs. Jerry W. Throgmartin, Gregg Throgmartin and May, entered into a registration rights agreement with respect to all of our shares of common stock that they hold.

Under the registration rights agreement, FSEP V and Jerry W. Throgmartin may, at any time, require us to register for resale under the Securities Act of 1933, as amended ( the “Securities Act”) their registrable shares of common stock. These registration rights include the following provisions:

Demand Registration Rights. We have granted three demand registration rights to FSEP V and one demand registration right to Jerry W. Throgmartin so long as the holder or holders request the registration of registrable common stock having a fair market value of at least $25,000,000, as determined by our Board. In the case of Jerry W. Throgmartin, registrable shares held by the Jerry W. Throgmartin 2007 Grantor Retained Annuity Trust and Messrs. Gregg Throgmartin and May may be included in the request for registration to reach the $25,000,000 threshold. In the case of a demand by FSEP V, registrable shares held by FS Affiliates V, L.P., the California State Teachers’ Retirement System and A.S.F. Co-Investment Partners II, L.P. may be included in the request for registration to reach the $25,000,000 threshold. Upon a demand made by either FSEP V or Jerry W. Throgmartin, every party to the agreement can request to be included in the registration on a pro rata basis.

Piggyback Registration Right. Each party to the registration rights agreement also has unlimited piggyback registration rights subject only to a determination by the underwriters that the success of the offer or the offering price would be adversely affected by the inclusion of securities of the parties. If at any time, we propose to file a registration statement under the Securities Act for the same class of common stock held by the parties to the registration rights agreement, the parties shall have the opportunity to include their registrable shares in the registration.

Expenses. We are responsible for paying all registration expenses, excluding underwriting discounts and commissions and the out of pocket expenses of the holders.

Indemnification. We have agreed to indemnify each of the stockholders party to the registration rights agreement against certain liabilities under the Securities Act.

Indemnity Agreement

Effective June 1, 2008, we entered into customary indemnity agreements with each of its directors.

Pursuant to each Indemnity Agreement, the Company will indemnify each director against claims against such director in connection with the execution of his or her duties as a director of the Company or by virtue of he or she holding any other position as a director with any other entity our request to the fullest extent permissible under the Delaware General Corporation Law. Each director is also entitled to the advancement of expenses incurred in connection with defending any claim that is indemnifiable pursuant to the Indemnity Agreement.

Consulting Agreement

We have a consulting agreement with W. Gerald Throgmartin, the father of Jerry W. Throgmartin. Given his long history with our company and his industry insights, Mr. Throgmartin provides advice to the chief executive officer regarding various aspects of the industry including relationships with vendors, geographic expansion, corporate and strategic philosophies and infrastructure leveraging. The agreement requires us to pay consulting fees in an amount of $25,000 per year and permits Mr. Throgmartin to continue to participate in our health and disability insurance plans on the same basis as our employees through the term of this agreement. The agreement expires on February 3, 2010. We believe that the consulting agreement is “arm’s length,” such that the terms of the agreement are no less favorable to us than a non-affiliate consulting agreement.

Purchase of Land

In March 2009, Jerry W. Throgmartin, along with certain members of his immediate family, purchased a store location located in Florida for a purchase price of $4.4 million. During the term of the lease, the annualized rent payments paid by the Company will be $0.5 million. Our Board determined the purchase price to be the fair market value of the property and the rental terms and rates to be no less favorable that we could have received from a non-affiliate.

Related Person Transaction Policy

Our Board adopted certain written policies and procedures for the review, approval and ratification of related party transactions, which we refer to as our Related Person Policy. Among other things, our Related Person Policy provides that any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest, must be reported to our board of directors prior to the consummation or amendment of the transaction. A related person, as defined in our Related Person Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of our company or a nominee to become a director of our company; any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. Our Board reviews these related party transactions and considers all of the relevant facts and circumstances available to the Board, including (if applicable) but not limited to: the benefits to us; the availability of other sources of comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. Our Board may approve only those related party transactions that are in, or are not inconsistent with, the best interests of us and of our stockholders, as our Board determines in good faith. At the beginning of each fiscal year, our Board will review any previously approved or ratified related party transactions that remain ongoing and have a remaining term of more than six months. Our Board will consider all of the relevant facts and circumstances and will determine if it is in the best interests of us and our stockholders to continue, modify or terminate these related party transactions.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of KPMG LLP (“KPMG”) as our independent registered public accounting firm to audit and report on the consolidated financial statements of hhgregg, Inc. and its subsidiaries for fiscal 2010, and to perform such other appropriate accounting and related services as may be required by the Audit Committee. The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote in respect thereto is required to ratify the selection of KPMG for the purposes set forth above. The Audit Committee and the Board recommend that the stockholders vote FOR ratification of the appointment of KPMG. If the stockholders do not ratify the appointment of KPMG, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee. However, the Audit Committee will not be obliged to select a different auditor. KPMG served as our independent registered public accounting firm for the fiscal year ended March 31, 2004, and for each subsequent fiscal year. Representatives of KPMG are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees and Services

The following sets forth fees billed for the audit and other services provided by KPMG for fiscal 2009 and fiscal 2008:

Fee Category	Fiscal 2009 Fees	Fiscal 2008 Fees
Audit fees(1)	$450,000	$250,500
Audit related fees(2)	$7,000	$210,000
Tax fees	$30,000	$—
All other fees(3)	$—	$75,070

Total	$487,000	$535,570

(1)	Audit fees are comprised of annual audit fees, quarterly review fees and consultation fees on accounting issues.
(2)	Fees incurred related to SEC Correspondence in fiscal 2009 and the Form S-1 filing of hhgregg, Inc. in fiscal 2008.
(3)	Fees associated with documentation of our internal control over financial reporting.

All services rendered by KPMG are permissible under applicable laws and regulations regarding the independence of the independent registered public accounting firm, and all such services were pre-approved by the Audit Committee. The Audit Committee Charter requires that the Audit Committee pre-approve the services to be provided by KPMG; the Audit Committee delegated that approval authority to the Chairman of the Audit Committee with respect to all matters other than the annual engagement of the independent registered public accounting firm.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our common stock (collectively, “Reporting Persons”) to file with the SEC and NYSE initial reports of ownership and reports of changes in ownership of our common stock, and to furnish us with copies of such reports. To our knowledge, which is based solely on a review of the copies of such reports furnished to us and written representations from Reporting Persons that no other reports were required, all Reporting Persons complied with all applicable filing requirements during fiscal 2009, except for the inadvertent omission of shares of common stock owned by Mr. Aguilar on a Form 3 filed with the SEC on March 18, 2009, which was subsequently amended on June 23, 2009 to correctly report ownership of such shares.

STOCKHOLDER PROPOSALS

A stockholder who wants to present a proposal at the 2010 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing at our offices at hhgregg, Inc. 4151 E. 96th Street, Indianapolis, Indiana 46240, Attention: Corporate Secretary, on or before February 25, 2010. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement.

A stockholder who wants to present a proposal at the 2010 annual meeting (but not to include the proposal in our proxy statement) or to nominate a person for election as a director must comply with the requirements set forth in our by-laws. Our by-laws require, among other things, that our corporate secretary receive written notice from the record holder of intent to present such proposal or nomination no less than 120 days and no more than 150 days prior to the anniversary of the date on which we first mailed the proxy materials for the preceding year’s annual meeting. Therefore, we must receive notice of such proposal no earlier than January 26, 2010, and no later than February 25, 2010. The notice must contain the information required by our by-laws. You may obtain a print copy of our by-laws upon request from our corporate secretary at hhgregg, Inc., 4151 E. 96th Street, Indianapolis, Indiana 46240. Our by-laws are also available on our web site at www.hhgregg.com. Management may vote proxies in its discretion on any matter at the 2009 annual meeting if we do not receive notice of the matter within the time frame described in this paragraph. In addition our Chair or any other person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the best judgment of the person voting the proxies. Whether or not stockholders plan to attend the Annual Meeting, they are respectfully urged to sign, date and return the enclosed proxy which will, of course, be returned to them at the Annual Meeting if they are present and so request.

Please fold and detach card at perforation before mailing.

hhgregg, Inc. Proxy

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR” proposals 1 and 2.

The Board Of Directors recommends a vote “FOR” proposals 1 and 2.

1. Election of the following directors for a term of one year:

(1) Lawrence P. Castellani (2) Benjamin D. Geiger (3) Dennis L. May

(4) John M. Roth (5) Charles P. Rullman (6) Michael L. Smith

(7) Peter M. Starrett (8) Jerry W. Throgmartin (9) Darell E. Zink

FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES EXCEPT

listed above to vote for all nominees listed above

(Instruction: To withhold authority for one or more nominees, mark “FOR ALL NOMINEES EXCEPT” and write each such nominee’s name on the line below.)

2. The ratification of the appointment of the accounting firm of KPMG, LLP for the Company for the year ending March 31, 2010.

FOR AGAINST ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

(Continued, and to be signed, on other side)

hhgregg

c/o National City Bank

Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Please fold and detach card at perforation before mailing.

hhgregg, Inc.

2009 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jerry W. Throgmartin and Dennis L. May, and each of them, each with the power to act alone and with full power of substitution and revocation, as attorneys and proxies of the undersigned to attend the 2009 Annual Meeting of Stockholders of hhgregg, Inc. (the “Company”) to be held at our Corporate headquarters, at 4151 E. 96th Street, Indianapolis, IN 46240 on Wednesday, August 5, 2009, commencing at 2:00 p.m., local time, and at all adjournments or postponements thereof, and to vote all shares of common stock of hhgregg, Inc. which the undersigned is entitled to vote with respect to the matters on the reverse side, all as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, dated June 26, 2009.

Dated: , 2009

Signature

Signature (if held jointly)

Please sign this proxy exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE.